Exhibit 99.1

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

FOR IMMEDIATE RELEASE

Varian Announces Receipt of US and German Antitrust Clearances for Sirtex Acquisition

PALO ALTO, Calif. — March 14, 2018 — Varian (NYSE: VAR) today announced it has received clearances from the U.S. antitrust authorities and the German Federal Cartel Office (FCO) on the proposed acquisition of all of the outstanding shares in Sirtex Medical Limited (ASX: SRX) (“Sirtex”). The U.S. antitrust authorities granted early termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976. The German FCO cleared the proposed acquisition after determining it does not violate the Act Against Restraints of Competition.

On January 29, 2018, Varian and Sirtex announced they had entered into an agreement for Varian to acquire all of the outstanding shares in Sirtex. The transaction, which is expected to close in late May 2018, is still subject to the approval of the Sirtex shareholders, the Federal Court of Australia and other customary closing conditions, including other applicable regulatory approvals.

About Varian
Varian is a leader in developing and delivering cancer care solutions, and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,500 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

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